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                                                       EXHIBIT 11



              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                 (thousands of dollars except per share amounts)






                                        Three Months Ended
                                             March 31

                                          1997
                                                  1996
   Primary  and Fully Diluted Earnings
   Per Share

   Net  income  (loss)  applicable  to $   724    $(13,010)
   common shares


   Shares  outstanding as reported  at
   December 31,
    1996 and 1995, respectively         9,983,
                                       180        9,952,950

   Restricted  shares  held   by   the
   Company at December 31
    1996 and 1995, respectively         (249,7     (255,3
                                       00)        00)

   Weighted  average effect  of  7,300
   shares of common
    stock issued in March 1996                      2,433

   Weighted  average number of  common
   shares
     outstanding, as adjusted at March  9,733,     9,700,
   31                                  480        083

   Net income (loss) per common share  $  .07     $ (1.34








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